Term sheet
To prospectus dated November 14, 2011,
prospectus supplement dated November 14, 2011,
product supplement no. 8-I dated November 14, 2011 and
underlying supplement no. 1-I dated November 14, 2011
Term Sheet to Product Supplement No. 8-I Registration Statement No. 333-177923 Dated February 8, 2012; Rule 433
Structured Investments	$ 7.50% per annum Auto Callable Yield Notes due February 25, 2013 Linked to the Lesser Performing of the iShares® MSCI Emerging Markets Index Fund and the Russell 2000® Index
General
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The notes are designed for investors who seek a higher interest rate than the current yield on a conventional debt security with the same maturity issued by us or an issuer with a comparable credit rating.  Investors should be willing to forgo the potential to participate in the appreciation of either the iShares® MSCI Emerging Markets Index Fund or the Russell 2000® Index and to forgo dividend payments.  Investors should be willing to assume the risk that they will receive less interest if the notes are automatically called and the risk that, if the notes are not automatically called, they may lose some or all of their principal at maturity.

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The notes will pay 7.50% per annum interest over the term of the notes, assuming no automatic call, payable at a rate of 0.625% per month.  However, the notes do not guarantee any return of principal at maturity.  Instead, if the notes are not automatically called, the payment at maturity will be based on the performance of the Lesser Performing Underlying and whether the closing level or closing price, as applicable, of either Underlying is less than its Starting Underlying Level by more than the applicable Buffer Amount on any day during the Monitoring Period, as described below.  Any payment on the notes is subject to the credit risk of JPMorgan Chase & Co.

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The notes will be automatically called if the closing level or closing price, as applicable, of each Underlying on any Call Date is greater than or equal to the applicable Starting Underlying Level.  If the notes are automatically called, payment on the applicable Call Settlement Date for each $1,000 principal amount note will be a cash payment of $1,000, plus any accrued and unpaid interest, as described below.

•	Senior unsecured obligations of JPMorgan Chase & Co. maturing February 25, 2013*
•	The payment at maturity is not linked to a basket composed of the Underlyings. The payment at maturity is linked to the performance of each of the Underlyings individually, as described below.
•	Minimum denominations of $1,000 and integral multiples thereof
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The terms of the notes as set forth in “Key Terms” below, to the extent they differ from or conflict with those set forth in the accompanying product supplement no. 8-I, supersede the terms set forth in product supplement no. 8-I.  In particular, notwithstanding anything to the contrary in product supplement no. 8-I, the notes will be automatically called if the closing level or closing price, as applicable, of each Underlying is greater than or equal to the applicable Starting Underlying Level.  See “Key Terms — Automatic Call” below.

Key Terms
Underlyings:	The iShares® MSCI Emerging Markets Index Fund (the “Fund”) and the Russell 2000® Index (the “Index”) (each an “Underlying,” and collectively, the “Underlyings”)
Interest Rate:	7.50% per annum over the term of the notes, assuming no automatic call, payable at a rate of 0.625% per month
Automatic Call:
If on any Call Date, the closing level or closing price, as applicable, of each Underlying is greater than or equal to the applicable Starting Underlying Level, the notes will be automatically called on that Call Date.

Payment if Called:
If the notes are automatically called, on the relevant Call Settlement Date, for each $1,000 principal amount note, you will receive $1,000 plus any accrued and unpaid interest to but excluding that Call Settlement Date.

Buffer Amount:	With respect to each Underlying, an amount that represents 40.00% of its Starting Underlying Level (in the case of the Fund, subject to adjustments)
Pricing Date:	On or about February 17, 2012
Settlement Date:	On or about February 23, 2012
Observation Date*:	February 20, 2013
Maturity Date*:	February 25, 2013
CUSIP:	48125VMX5
Monitoring Period:	The period from but excluding the Pricing Date to and including the Observation Date
Interest Payment Dates*:
Interest on the notes will be payable monthly in arrears on the 23rd calendar day of each month, except for the final monthly interest payment, which will be payable on the Maturity Date or the relevant Call Settlement Date, as applicable (each such day, an “Interest Payment Date”), commencing March 23, 2012.  See “Selected Purchase Considerations — Monthly Interest Payments” in this term sheet for more information.

Payment at Maturity:
If the notes are not automatically called, the payment at maturity, in excess of any accrued and unpaid interest, will be based on whether a Trigger Event has occurred and the performance of the Lesser Performing Underlying.  If the notes are not automatically called, for each $1,000 principal amount note, you will receive $1,000 plus any accrued and unpaid interest at maturity, unless:
(a) the Ending Underlying Level of either Underlying is less than its Starting Underlying Level; and
(b) a Trigger Event has occurred.
If the notes are not automatically called and the conditions described in (a) and (b) are satisfied, at maturity you will lose 1% of the principal amount of your notes for every 1% that the Ending Underlying Level of the Lesser Performing Underlying is less than its Starting Underlying Level.  Under these circumstances, your payment at maturity per $1,000 principal amount note, in addition to any accrued and unpaid interest, will be calculated as follows:
$1,000 + ($1,000 × Lesser Performing Underlying Return)
You will lose some or all of your principal at maturity if the notes are not automatically called and the conditions described in (a) and (b) are both satisfied.

Trigger Event:
A Trigger Event occurs if, on any day during the Monitoring Period, the closing level or closing price, as applicable, of either Underlying is less than its Starting Underlying Level by more than the applicable Buffer Amount.

Underlying Return:	With respect to each Underlying, the Underlying Return is calculated as follows: Ending Underlying Level – Starting Underlying Level Starting Underlying Level
Call Dates*:	April 18, 2012 (first Call Date), June 20, 2012 (second Call Date), August 20, 2012 (third Call Date), October 18, 2012 (fourth Call Date) and December 19, 2012 (final Call Date)
Call Settlement Dates*:	With respect to each Call Date, the first Interest Payment Date occurring after that Call Date
Other Key Terms:	See “Additional Key Terms” on the next page.
*
Subject to postponement as described under “Description of Notes — Payment at Maturity,” “Description of Notes — Interest Payments” and “Description of Notes — Postponement of a Determination Date” in the accompanying product supplement no. 8-I.

Investing in the Auto Callable Yield Notes involves a number of risks.  See “Risk Factors” beginning on page PS-10 of the accompanying product supplement no. 8-I, “Risk Factors” beginning on page US-1 of the accompanying underlying supplement 1-I and “Selected Risk Considerations” beginning on page TS-3 of this term sheet.

Neither the SEC nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this term sheet or the accompanying product supplement, underlying supplement, prospectus supplement and prospectus.  Any representation to the contrary is a criminal offense.

	Price to Public (1)	Fees and Commissions (2)	Proceeds to Us
Per note	$	$
Total	$	$	$

(1)	The price to the public includes the estimated cost of hedging our obligations under the notes through one or more of our affiliates.
(2)
If the notes priced today, J.P. Morgan Securities LLC, which we refer to as JPMS, acting as agent for JPMorgan Chase & Co., would receive a commission of approximately $33.50 per $1,000 principal amount note and would use a portion of that commission to allow selling concessions to other affiliated or unaffiliated dealers of approximately $25.00 per $1,000 principal amount note.  The concessions of approximately $25.00 per $1,000 principal amount note include concessions to be allowed to selling dealers and concessions to be allowed to any arranging dealer.  This commission includes the projected profits that our affiliates expect to realize, some of which may be allowed to other unaffiliated dealers, for assuming risks inherent in hedging our obligations under the notes.  The actual commission received by JPMS may be more or less than $33.50 and will depend on market conditions on the Pricing Date.  In no event will the commission received by JPMS, which includes concessions and other amounts that may be allowed to other dealers, exceed $60.00 per $1,000 principal amount note.  See “Plan of Distribution (Conflicts of Interest)” beginning on page PS-48 of the accompanying product supplement no. 8-I.

The notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

February 8, 2012

Additional Terms Specific to the Notes

JPMorgan Chase & Co. has filed a registration statement (including a prospectus) with the Securities and Exchange Commission, or SEC, for the offering to which this term sheet relates.  Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that JPMorgan Chase & Co. has filed with the SEC for more complete information about JPMorgan Chase & Co. and this offering.  You may get these documents without cost by visiting EDGAR on the SEC website at www.sec.gov.  Alternatively, JPMorgan Chase & Co., any agent or any dealer participating in this offering will arrange to send you the prospectus, the prospectus supplement, product supplement no. 8-I, underlying supplement no. 1-I and this term sheet if you so request by calling toll-free 866-535-9248.

You may revoke your offer to purchase the notes at any time prior to the time at which we accept such offer by notifying the applicable agent.  We reserve the right to change the terms of, or reject any offer to purchase, the notes prior to their issuance.  In the event of any changes to the terms of the notes, we will notify you and you will be asked to accept such changes in connection with your purchase.  You may also choose to reject such changes in which case we may reject your offer to purchase.

You should read this term sheet together with the prospectus dated November 14, 2011, as supplemented by the prospectus supplement dated November 14, 2011 relating to our Series E medium-term notes of which these notes are a part, and the more detailed information contained in product supplement no. 8-I dated November 14, 2011 and underlying supplement no. 1-I dated November 14, 2011.  This term sheet, together with the documents listed below, contains the terms of the notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours.  You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying product supplement no. 8-I, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Product supplement no. 8-I dated November 14, 2011:
http://www.sec.gov/Archives/edgar/data/19617/000089109211007604/e46186_424b2.pdf

•	Underlying supplement no. 1-I dated November 14, 2011:
http://www.sec.gov/Archives/edgar/data/19617/000089109211007615/e46154_424b2.pdf

•	Prospectus supplement dated November 14, 2011: http://www.sec.gov/Archives/edgar/data/19617/000089109211007578/e46180_424b2.pdf

•	Prospectus dated November 14, 2011: http://www.sec.gov/Archives/edgar/data/19617/000089109211007568/e46179_424b2.pdf

Our Central Index Key, or CIK, on the SEC website is 19617.  As used in this term sheet, the “Company,” “we,” “us” and “our” refer to JPMorgan Chase & Co.

Additional Key Terms
Starting Underlying Level:
With respect to the Index, the closing level of the Index on the Pricing Date (the “Initial Index Level”).  With respect to the Fund, the closing price of one share of the Fund on the Pricing Date, divided by the Share Adjustment Factor for the Fund (the “Initial Share Price”).  We refer to each of the Initial Index Level for the Index and the Initial Share Price for the Fund as a “Starting Underlying Level.”

Ending Underlying Level:
With respect to the Index, the closing level of the Index on the Observation Date (the “Ending Index Level”).  With respect to the Fund, the closing price of one share of the Fund on the Observation Date (the “Final Share Price”).  We refer to each of the Ending Index Level for the Index and the Final Share Price for the Fund as an “Ending Underlying Level.”

Share Adjustment Factor:
With respect to the Fund, set equal to 1.0 on the Pricing Date and subject to adjustment under certain circumstances.  See “General Terms of Notes — Anti-Dilution Adjustments” in the accompanying product supplement no. 8-I.

Lesser Performing Underlying:	The Underlying with the Lesser Performing Underlying Return
Lesser Performing Underlying Return:	The lower of the Underlying Return of the iShares® MSCI Emerging Markets Index Fund and the Underlying Return of the Russell 2000® Index

JPMorgan Structured Investments — Auto Callable Yield Notes Linked to the Lesser Performing of the iShares® MSCI Emerging Markets Index Fund and the Russell 2000® Index	TS-1

Selected Purchase Considerations

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THE NOTES OFFER A HIGHER INTEREST RATE THAN THE YIELD ON DEBT SECURITIES OF COMPARABLE MATURITY ISSUED BY US OR AN ISSUER WITH A COMPARABLE CREDIT RATING — The notes will pay interest at the Interest Rate specified on the cover of this term sheet, assuming no automatic call, which is higher than the yield currently available on debt securities of comparable maturity issued by us or an issuer with a comparable credit rating.  Because the notes are our senior unsecured obligations, payment of any amount on the notes is subject to our ability to pay our obligations as they become due.

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MONTHLY INTEREST PAYMENTS — The notes offer monthly interest payments as specified on the cover of this term sheet, assuming no automatic call.  Interest will be payable monthly in arrears on the 23rd calendar day of each month, except for the final monthly interest payment, which will be payable on the Maturity Date or the relevant Call Settlement Date, as applicable (each such day, an “Interest Payment Date”), commencing March 23, 2012.  Interest will be payable to the holders of record at the close of business on the business day immediately preceding the applicable Interest Payment Date (which may be a Call Settlement Date).  If an Interest Payment Date is not a business day, payment will be made on the next business day immediately following such day, but no additional interest will accrue as a result of the delayed payment.  For example, the monthly Interest Payment Date for June 2012 is June 23, 2012, but because that day is not a business day, payment of interest with respect to that Interest Payment Date will be made on June 25, 2012, the next succeeding business day.

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POTENTIAL EARLY EXIT AS A RESULT OF THE AUTOMATIC CALL FEATURE — If the closing level or closing price, as applicable, of each Underlying is greater than or equal to the applicable Starting Underlying Level on any Call Date, your notes will be automatically called prior to the maturity date.  Under these circumstances, on the relevant Call Settlement Date, for each $1,000 principal amount note, you will receive $1,000 plus accrued and unpaid interest to but excluding that Call Settlement Date.

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THE NOTES DO NOT GUARANTEE THE RETURN OF YOUR PRINCIPALIF THE NOTES ARE NOT AUTOMATICALLY CALLED — If the notes are not automatically called, we will pay you your principal back at maturity only if a Trigger Event has not occurred or the Ending Underlying Level of each Underlying is not less than its Starting Underlying Level.  A Trigger Event occurs if, on any day during the Monitoring Period, the closing level or closing price, as applicable, of either Underlying is less than its Starting Underlying Level by more than the applicable Buffer Amount.  However, if the notes are not automatically called, a Trigger Event has occurred and the Ending Underlying Level of either Underlying is less than its Starting Underlying Level, you could lose the entire principal amount of your notes.

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EXPOSURE TO EACH OF THE UNDERLYINGS — The return on the notes is linked to the Lesser Performing Underlying, which will be either the iShares® MSCI Emerging Markets Index Fund or the Russell 2000® Index.

The iShares® MSCI Emerging Markets Index Fund is an exchange-traded fund of iShares, Inc., a registered investment company, which seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the MSCI Emerging Markets Index, which we refer to as the Underlying Index.  The Underlying Index is a free-float adjusted market capitalization index that is designed to measure equity market performance of global emerging markets. Effective May 27, 2010, Israel has been reclassified as a developed market by MSCI Inc.  Since that date, Israel is no longer included in the Underlying Index.  For additional information on the iShares® MSCI Emerging Markets Index Fund, see the information set forth under “Fund Descriptions — The iShares® MSCI Emerging Markets Index Fund” in the accompanying underlying supplement no. 1-I.

The Russell 2000® Index consists of the middle 2,000 companies included in the Russell 3000E™ Index and, as a result of the index calculation methodology, consists of the smallest 2,000 companies included in the Russell 3000® Index.  The Russell 2000® Index is designed to track the performance of the small capitalization segment of the U.S. equity market.  For additional information on the Russell 2000® Index, see the information set forth under “Equity Index Descriptions — The Russell 2000® Index” in the accompanying underlying supplement no. 1-I.

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TAX TREATMENT AS A UNIT COMPRISING A PUT OPTION AND A DEPOSIT — You should review carefully the section entitled “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement no. 8-I.  Based on the advice of Davis Polk & Wardwell LLP, our special tax counsel, and on current market conditions, in determining our reporting responsibilities we intend to treat the notes for U.S. federal income tax purposes as units each comprising: (x) a Put Option written by you that is terminated if an Automatic Call occurs and that, if not terminated, in circumstances where the payment due at maturity is less than $1,000 (excluding accrued and unpaid interest) requires you to pay us an amount equal to $1,000 multiplied by the absolute value of the Lesser Performing Underlying Return and (y) a Deposit of $1,000 per $1,000 principal amount note to secure your potential obligation under the Put Option.  By purchasing the notes, you agree (in the absence of an administrative determination or judicial ruling to the contrary) to follow this treatment and the allocation described in the following paragraph.  However, there are other reasonable treatments that the Internal Revenue Service (the “IRS”) or a court may adopt, in which case the timing and character of any income or loss on the notes could be significantly and adversely affected.  In addition, in 2007 Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  While it is not clear whether the notes would be viewed as similar to the typical prepaid forward contract described in the notice, it is possible that any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the notes, possibly with retroactive effect.  The notice focuses on a number of issues, the most relevant of which for holders of the notes are the character of income or loss (including whether the Put Premium might be currently included as ordinary income) and the degree, if any, to which income realized by Non-U.S. Holders should be subject to withholding tax.

We will determine the portion of each interest payment on the notes that we will allocate to interest on the Deposit and to Put Premium, respectively, and will provide that allocation in the pricing supplement for the notes.  If the notes had priced on February 8, 2012, we would have allocated approximately 10.53% of each interest

JPMorgan Structured Investments — Auto Callable Yield Notes Linked to the Lesser Performing of the iShares® MSCI Emerging Markets Index Fund and the Russell 2000® Index	TS-2

payment to interest on the Deposit and the remainder to Put Premium.  The actual allocation that we will determine for the notes may differ from this hypothetical allocation, and will depend upon a variety of factors, including actual market conditions and our borrowing costs for debt instruments of comparable maturities on the Pricing Date.  Assuming that the treatment of the notes as units each comprising a Put Option and a Deposit is respected, amounts treated as interest on the Deposit will be taxed as ordinary income, while the Put Premium will not be taken into account prior to sale or settlement, including a settlement following an Automatic Call.

Both U.S. and Non-U.S. Holders should consult their tax advisers regarding all aspects of the U.S. federal income tax consequences of an investment in the notes, including possible alternative treatments and the issues presented by the 2007 notice.  Purchasers who are not initial purchasers of notes at the issue price should also consult their tax advisers with respect to the tax consequences of an investment in the notes, including possible alternative treatments, as well as the allocation of the purchase price of the notes between the Deposit and the Put Option.

Selected Risk Considerations

An investment in the notes involves significant risks.  Investing in the notes is not equivalent to investing directly in either or both of the Underlyings or any of the equity securities included in the Index or held by the Fund.  These risks are explained in more detail in the “Risk Factors” section of the accompanying product supplement no. 8-I dated November 14, 2011.

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YOUR INVESTMENT IN THE NOTES MAY RESULT IN A LOSS — The notes do not guarantee any return of principal.  If the notes are not automatically called, we will pay you your principal back at maturity only if a Trigger Event has not occurred or the Ending Underlying Level of each Underlying is greater than or equal to its Starting Underlying Level.  If the notes are not automatically called, a Trigger Event has occurred and the Ending Underlying Level of either Underlying is less than its Starting Underlying Level, you will lose 1% of your principal amount at maturity for every 1% that the Ending Underlying Level of the Lesser Performing Underlying is less than its Starting Underlying Level.  Accordingly, you could lose up to the entire principal amount of your notes.

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CREDIT RISK OF JPMORGAN CHASE & CO. — The notes are subject to the credit risk of JPMorgan Chase & Co. and our credit ratings and credit spreads may adversely affect the market value of the notes.  Investors are dependent on JPMorgan Chase & Co.’s ability to pay all amounts due on the notes, and therefore investors are subject to our credit risk and to changes in the market’s view of our creditworthiness.  Any decline in our credit ratings or increase in the credit spreads charged by the market for taking our credit risk is likely to adversely affect the value of the notes.  If we were to default on our payment obligations, you may not receive any amounts owed to you under the notes and you could lose your entire investment.

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POTENTIAL CONFLICTS — We and our affiliates play a variety of roles in connection with the issuance of the notes, including acting as calculation agent.  In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the notes.

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YOUR RETURN ON THE NOTES IS LIMITED TO THE PRINCIPAL AMOUNT PLUS ACCRUED INTEREST REGARDLESS OF ANY APPRECIATION IN THE VALUE OF EITHER UNDERLYING — If the notes are not automatically called and a Trigger Event has not occurred or the Ending Underlying Level of each Underlying is greater than or equal to its Starting Underlying Level, for each $1,000 principal amount note, you will receive $1,000 at maturity plus any accrued and unpaid interest, regardless of any appreciation in the value of either Underlying, which may be significant.  If the notes are automatically called, for each $1,000 principal amount note, you will receive $1,000 on the relevant Call Settlement Date plus any accrued and unpaid interest, regardless of the appreciation in the value of either Underlying, which may be significant.  Accordingly, the return on the notes may be significantly less than the return on a direct investment in either Underlying during the term of the notes.

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YOU ARE EXPOSED TO THE RISK OF DECLINE IN THE CLOSING LEVEL OR CLOSING PRICE, AS APPLICABLE, OF EACH UNDERLYING — Your return on the notes and your payment at maturity, if any, is not linked to a basket consisting of the Underlyings.  If the notes are not automatically called, your payment at maturity is contingent upon the performance of each individual Underlying such that you will be equally exposed to the risks related to both of the Underlyings.  Poor performance by either of the Underlyings over the term of the notes may negatively affect your payment at maturity and will not be offset or mitigated by positive performance by the other Underlying.  Accordingly, your investment is subject to the risk of decline in the closing level or closing price, as applicable, of each Underlying.

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THE BENEFIT PROVIDED BY THE BUFFER AMOUNT MAY TERMINATE ON ANY DAY DURING THE TERM OF THE NOTES — If, on any day during the Monitoring Period, the closing level or closing price, as applicable, of either Underlying is less than its Starting Underlying Level by more than the applicable Buffer Amount, a Trigger Event will occur, and you will be fully exposed to any depreciation in the Lesser Performing Underlying.  We refer to this feature as a contingent buffer.  Under these circumstances, and if the Ending Underlying Level of either Underlying is less than its Starting Underlying Level, you will lose 1% of the principal amount of your investment for every 1% that the Ending Underlying Level of the Lesser Performing Underlying is less than its Starting Underlying Level.  You will be subject to this potential loss of principal even if the relevant Underlying subsequently recovers such that the closing level or closing price, as applicable, of that Underlying is less than its Starting Underlying Level by less than the Buffer Amount.  If these notes had a non-contingent buffer feature, under the same scenario, you would have received the full principal amount of your notes plus accrued and unpaid interest at maturity.  As a result, your investment in the notes may not perform as well as an investment in a security with a return that includes a non-contingent buffer.

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YOUR PAYMENT AT MATURITY MAY BE DETERMINED BY THE LESSER PERFORMING UNDERLYING — If the notes are not automatically called and a Trigger Event occurs, you will lose some or all of your investment in the notes if the Ending Underlying Level of either Underlying is below its Starting Underlying Level.  This will be true even if the Ending Underlying Level of the other Underlying is greater than or equal to its Starting Underlying Level.  The two Underlyings’ respective performances may not be correlated and, as a result, if the notes are not automatically called and a Trigger Event occurs, you may receive the principal amount of your notes at maturity only if there is a broad-based rise in the performance of U.S. equities across diverse markets during the term of the notes.

•	THE AUTOMATIC CALL FEATURE MAY FORCE A POTENTIAL EARLY EXIT — If the notes are automatically called, the

JPMorgan Structured Investments — Auto Callable Yield Notes Linked to the Lesser Performing of the iShares® MSCI Emerging Markets Index Fund and the Russell 2000® Index	TS-3

amount of interest payable on the notes will be less than the full amount of interest that would have been payable if the notes were held to maturity, and, for each $1,000 principal amount note, you will receive $1,000 plus accrued and unpaid interest to but excluding the relevant Call Settlement Date.

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REINVESTMENT RISK — If your notes are automatically called, the term of the notes may be reduced to as short as two months and you will not receive interest payments after the relevant Call Settlement Date.  There is no guarantee that you would be able to reinvest the proceeds from an investment in the notes at a comparable return and/or with a comparable interest rate for a similar level of risk in the event the notes are automatically called prior to the Maturity Date.

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CERTAIN BUILT-IN COSTS ARE LIKELY TO AFFECT ADVERSELY THE VALUE OF THE NOTES PRIOR TO MATURITY — While the payment at maturity, if any, or upon an automatic call described in this term sheet is based on the full principal amount of your notes, the original issue price of the notes includes the agent’s commission and the estimated cost of hedging our obligations under the notes.  As a result, and as a general matter, the price, if any, at which JPMS will be willing to purchase notes from you in secondary market transactions, if at all, will likely be lower than the original issue price and any sale prior to the maturity date could result in a substantial loss to you.  This secondary market price will also be affected by a number of factors aside from the agent’s commission and hedging costs, including those referred to under “Many Economic and Market Factors Will Influence the Value of the Notes” below.

The notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your notes to maturity.
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BUFFER AMOUNT APPLIES ONLY IF YOU HOLD THE NOTES TO MATURITY — Assuming the notes are not automatically called, we will pay you your principal back at maturity only if the closing level or closing price, as applicable, of each Underlying is not less than its Starting Underlying Level by more than the applicable Buffer Amount on any day during the Monitoring Period or the Ending Underlying Level of each Underlying is greater than or equal to its Starting Underlying Level.  If the notes are not automatically called and a Trigger Event has occurred, you will be fully exposed at maturity to any decline in the value of the Lesser Performing Underlying.

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VOLATILITY RISK — Greater expected volatility with respect to an Underlying indicates a greater likelihood as of the Pricing Date that the closing level or closing price, as applicable, of that Underlying could be less than its Starting Underlying Level by more than the applicable Buffer Amount on any day during the Monitoring Period.  An Underlying’s volatility, however, can change significantly over the term of the notes.  The closing level or closing price, as applicable, of an Underlying could fall sharply on any day during the Monitoring Period, which could result in a significant loss of principal.

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AN INVESTMENT IN THE NOTES IS SUBJECT TO RISKS ASSOCIATED WITH SMALL CAPITALIZATION STOCKS — The stocks that constitute the Russell 2000® Index are issued by companies with relatively small market capitalization.  The stock prices of smaller companies may be more volatile than stock prices of large capitalization companies.  Small capitalization companies may be less able to withstand adverse economic, market, trade and competitive conditions relative to larger companies.  Small capitalization companies are less likely to pay dividends on their stocks, and the presence of a dividend payment could be a factor that limits downward stock price pressure under adverse market conditions.

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THERE ARE RISKS ASSOCIATED WITH THE FUND — Although the Fund’s shares are listed for trading on NYSE Arca and a number of similar products have been traded on NYSE Arca and other securities exchanges for varying periods of time, there is no assurance that an active trading market will continue for the shares of the Fund or that there will be liquidity in the trading market.  The Fund is subject to management risk, which is the risk that the investment strategies of the Fund’s investment adviser, the implementation of which is subject to a number of constraints, may not produce the intended results.  These constraints could adversely affect the market price of the shares of the Fund, and consequently, the value of the notes.

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DIFFERENCES BETWEEN THE FUND AND THE UNDERLYING INDEX — The Fund does not fully replicate the Underlying Index and may hold securities not included in the Underlying Index.  In addition, its performance will reflect additional transaction costs and fees that are not included in the calculation of the Underlying Index.  All of these factors may lead to a lack of correlation between the Fund and the Underlying Index.  In addition, corporate actions with respect to the sample of equity securities (such as mergers and spin-offs) may impact the variance between the Fund and the Underlying Index.  Finally, because the shares of the Fund are traded on NYSE Arca and are subject to market supply and investor demand, the market value of one share of the Fund may differ from the net asset value per share of the Fund.  For all of the foregoing reasons, the performance of the Fund may not correlate with the performance of the Underlying Index.

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NON-U.S. SECURITIES RISK — The equity securities underlying the Fund have been issued by non-U.S. companies.  Investments in securities linked to the value of such non-U.S. equity securities involve risks associated with the securities markets in those countries, including risks of volatility in those markets, government intervention in those markets and cross shareholdings in companies in certain countries.  Also, there is generally less publicly available information about companies in some of these jurisdictions than there is about U.S. companies that are subject to the reporting requirements of the SEC, and generally non-U.S. companies are subject to accounting, auditing and financial reporting standards and requirements and securities trading rules different from those applicable to U.S. reporting companies.  The prices of securities in foreign markets may be affected by political, economic, financial and social factors in those countries, or global regions, including changes in government, economic and fiscal policies and currency exchange laws.

•	EMERGING MARKETS RISK — The equity securities underlying the Fund have been issued by non-U.S. companies

JPMorgan Structured Investments — Auto Callable Yield Notes Linked to the Lesser Performing of the iShares® MSCI Emerging Markets Index Fund and the Russell 2000® Index	TS-4

located in emerging markets countries. Countries with emerging markets may have relatively unstable governments, may present the risks of nationalization of businesses, restrictions on foreign ownership and prohibitions on the repatriation of assets, and may have less protection of property rights than more developed countries. The economies of countries with emerging markets may be based on only a few industries, may be highly vulnerable to changes in local or global trade conditions, and may suffer from extreme and volatile debt burdens or inflation rates. Local securities markets may trade a small number of securities and may be unable to respond effectively to increases in trading volume, potentially making prompt liquidation of holdings difficult or impossible at times. Moreover, the economies in such countries may differ favorably or unfavorably from the economy in the United States in such respects as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency. Any of the foregoing could adversely affect the market value of shares of the Fund and the notes

•
LACK OF LIQUIDITY — The notes will not be listed on any securities exchange.  JPMS intends to offer to purchase the notes in the secondary market but is not required to do so.  Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily.  Because other dealers are not likely to make a secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which JPMS is willing to buy the notes.

•
THE NOTES ARE SUBJECT TO CURRENCY EXCHANGE RISK — Because the prices of the equity securities held by the Fund are converted into U.S. dollars for the purposes of calculating the net asset value of the Fund, holders of the notes will be exposed to currency exchange rate risk with respect to each of the currencies in which the equity securities held by the Fund trade.  Your net exposure will depend on the extent to which those currencies strengthen or weaken against the U.S. dollar and the relative weight of equity securities denominated in those currencies in the Fund.  If, taking into account the relevant weighting, the U.S. dollar strengthens against those currencies, the net asset value of the Fund will be adversely affected and the payment at maturity, if any, may be reduced.  Of particular importance to potential currency exchange risk are:

•	existing and expected rates of inflation;
•	existing and expected interest rate levels;
•	the balance of payments; and
•	the extent of government surpluses or deficits in issuing countries of those currencies and the United States.

All of these factors are in turn sensitive to the monetary, fiscal and trade policies pursued by the governments of issuing countries of those currencies and the United States and other countries important to international trade and finance.

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NO DIVIDEND PAYMENTS OR VOTING RIGHTS — As a holder of the notes, you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of the securities included in the Index or held by the Fund would have.

•
HEDGING AND TRADING IN THE UNDERLYINGS — While the notes are outstanding, we or any of our affiliates may carry out hedging activities related to the notes, including instruments related to the Fund or the equity securities included in the Index or held by the Fund.  We or our affiliates may also trade in the Fund or instruments related to the Fund or the equity securities included in the Index or held by the Fund from time to time.  Any of these hedging or trading activities as of the Pricing Date and during the term of the notes could adversely affect the likelihood of an automatic call or our payment to you at maturity.  It is possible that these hedging or trading activities could result in substantial returns for us or our affiliates while the value of the notes declines.

•
THE ANTI-DILUTION PROTECTION FOR THE FUND IS LIMITED — The calculation agent will make adjustments to the Share Adjustment Factor for certain events affecting the shares of the Fund.  However, the calculation agent will not make an adjustment in response to all events that could affect the shares of the Fund. If an event occurs that does not require the calculation agent to make an adjustment, the value of the notes may be materially and adversely affected.

•
MANY ECONOMIC AND MARKET FACTORS WILL INFLUENCE THE VALUE OF THE NOTES — In addition to the level and price of the Underlyings on any day, the value of the notes will be affected by a number of economic and market factors that may either offset or magnify each other, including:

•	whether a Trigger Event has occurred or is expected to occur;
•	the interest rate on the notes;
•	the actual and expected volatility of the Underlyings;
•	the time to maturity of the notes;
•	the likelihood of an automatic call being triggered;
•	the dividend rates on the equity securities included in the Index or held by the Fund;
•	the expected positive or negative correlation between the Index and the Fund, or the expected absence of any such correlation;
•	interest and yield rates in the market generally as well as in the markets of the equity securities included in the Index or held by the Fund;
•	a variety of economic, financial, political, regulatory and judicial events;
•	the occurrence of certain events to the Fund that may or may not require an adjustment to the Share Adjustment Factor; and
•	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

JPMorgan Structured Investments — Auto Callable Yield Notes Linked to the Lesser Performing of the iShares® MSCI Emerging Markets Index Fund and the Russell 2000® Index	TS-5

Historical Information

The following graphs show the historical weekly performance of the iShares® MSCI Emerging Markets Index Fund and the Russell 2000® Index from January 5, 2007 through February 3, 2012.  The closing price of the iShares® MSCI Emerging Markets Index Fund on February 8, 2012 was $43.91.  The closing level of the Russell 2000® Index on February 8, 2012 was 828.39.

We obtained the various closing levels and closing prices of the Underlyings below from Bloomberg Financial Markets.  We make no representation or warranty as to the accuracy or completeness of information obtained from Bloomberg Financial Markets.  The historical levels and prices of each Underlying should not be taken as an indication of future performance, and no assurance can be given as to the closing level or closing price, as applicable, of either Underlying on the Pricing Date, any Call Date, the Observation Date or any day during the Monitoring Period.  We cannot give you assurance that the performance of the Underlyings will result in the return of any of your initial investment.

JPMorgan Structured Investments — Auto Callable Yield Notes Linked to the Lesser Performing of the iShares® MSCI Emerging Markets Index Fund and the Russell 2000® Index	TS-5

What Is the Total Return on the Notes at Maturity or Upon Automatic Call, Assuming a Range of Performances for the Lesser Performing Underlying?

The following table and examples illustrate the hypothetical total return on the notes at maturity or upon automatic call.  The “note total return” as used in this term sheet is the number, expressed as a percentage, that results from comparing the payment at maturity or upon automatic call plus the interest payments received to and including the maturity date or the relevant Call Settlement Date, as applicable, per $1,000 principal amount note to $1,000.  The table and examples below assume that the Lesser Performing Underlying is the Russell 2000® Index and that the closing price of the iShares® MSCI Emerging Markets Index Fund on each Call Date is greater than or equal to its Starting Underlying Level.  We make no representation or warranty as to which of the Underlyings will be the Lesser Performing Underlying for purposes of calculating your actual payment at maturity, if applicable, or as to what the closing level or closing price, as applicable, of either Underlying will be on any Call Date.  In addition, the following table and examples assume a Starting Underlying Level for the Lesser Performing Underlying of 825 and reflect the Interest Rate of 7.50% per annum over the term of the notes (assuming no automatic call) and the Buffer Amount of 40.00% of the Starting Underlying Level of the Lesser Performing Underlying.  The hypothetical total returns and total payments set forth below are for illustrative purposes only and may not be the actual total returns or total payments applicable to a purchaser of the notes.  The numbers appearing in the following table and examples have been rounded for ease of analysis.

Closing Level of the Lesser Performing Index	Lesser Performing Index Closing Level Appreciation / Depreciation at Relevant Call Date	Note Total Return at Relevant Call Settlement Date					Note Total Return at Maturity Date if a Trigger Event Has Not Occurred (1)	Note Total Return at Maturity Date if a Trigger Event Has Occurred (1)
		First	Second	Third	Fourth	Fifth
1485.0000	80.00%	1.25%	2.50%	3.75%	5.00%	6.25%	7.50%	7.50%
1361.2500	65.00%	1.25%	2.50%	3.75%	5.00%	6.25%	7.50%	7.50%
1237.5000	50.00%	1.25%	2.50%	3.75%	5.00%	6.25%	7.50%	7.50%
1155.0000	40.00%	1.25%	2.50%	3.75%	5.00%	6.25%	7.50%	7.50%
1072.5000	30.00%	1.25%	2.50%	3.75%	5.00%	6.25%	7.50%	7.50%
990.0000	20.00%	1.25%	2.50%	3.75%	5.00%	6.25%	7.50%	7.50%
907.5000	10.00%	1.25%	2.50%	3.75%	5.00%	6.25%	7.50%	7.50%
866.2500	5.00%	1.25%	2.50%	3.75%	5.00%	6.25%	7.50%	7.50%
833.2500	1.00%	1.25%	2.50%	3.75%	5.00%	6.25%	7.50%	7.50%
825.0000	0.00%	1.25%	2.50%	3.75%	5.00%	6.25%	7.50%	7.50%
783.7500	-5.00%	N/A	N/A	N/A	N/A	N/A	7.50%	2.50%
742.5000	-10.00%	N/A	N/A	N/A	N/A	N/A	7.50%	-2.50%
660.0000	-20.00%	N/A	N/A	N/A	N/A	N/A	7.50%	-12.50%
577.5000	-30.00%	N/A	N/A	N/A	N/A	N/A	7.50%	-22.50%
495.0000	-40.00%	N/A	N/A	N/A	N/A	N/A	7.50%	-32.50%
494.9175	-40.01%	N/A	N/A	N/A	N/A	N/A	N/A	-32.51%
412.5000	-50.00%	N/A	N/A	N/A	N/A	N/A	N/A	-42.50%
330.0000	-60.00%	N/A	N/A	N/A	N/A	N/A	N/A	-52.50%
247.5000	-70.00%	N/A	N/A	N/A	N/A	N/A	N/A	-62.50%
165.0000	-80.00%	N/A	N/A	N/A	N/A	N/A	N/A	-72.50%
82.5000	-90.00%	N/A	N/A	N/A	N/A	N/A	N/A	-82.50%
0.0000	-100.00%	N/A	N/A	N/A	N/A	N/A	N/A	-92.50%
(1) A Trigger Event occurs if the closing level or closing price, as applicable, of either Underlying is less than its Starting Underlying Level by more than 40.00% on any day during the Monitoring Period.

The following examples illustrate how the note total returns and total payments set forth in the table above are calculated.

Example 1: The level of the Lesser Performing Underlying increases from the Starting Underlying Level of 825 to a closing level of 833.25 on the first Call Date.  Because the closing level of each Underlying on the first Call Date is greater than the applicable Starting Underlying Level, the notes are automatically called, and the investor receives total payments of $1,012.50 per $1,000 principal amount note, consisting of an interest payment of $12.50 per $1,000 principal amount note and a payment upon automatic call of $1,000 per $1,000 principal amount note.

Example 2: The level of the Lesser Performing Underlying decreases from the Starting Underlying Level of 825 to a closing level of 783.75 on the first Call Date, 742.50 on the second Call Date, 660.00 on the third Call Date and 577.50 on the fourth Call Date and increases from the Starting Underlying Level of 825 to a closing level of 866.25 on the final Call Date.  Although the level of the Lesser Performing Underlying on each of the first four Call Dates (783.75, 742.50, 660.00 and 577.50) is less than the Starting Underlying Level of 825, because the closing level of each Underlying on the final Call Date is greater than the applicable Starting Underlying Level, the notes are automatically called, and the investor receives total payments of $1,062.50 per $1,000 principal amount note, consisting of interest payments of $62.50 per $1,000 principal amount note and a payment upon automatic call of $1,000 per $1,000 principal amount note.

JPMorgan Structured Investments — Auto Callable Yield Notes Linked to the Lesser Performing of the iShares® MSCI Emerging Markets Index Fund and the Russell 2000® Index	TS-6

Example 3: The notes have not been automatically called prior to maturity and the level of the Lesser Performing Underlying increases from the Starting Underlying Level of 825 to an Ending Underlying Level of 866.25.  Because the notes have not been automatically called prior to maturity and the Ending Underlying Level of the Lesser Performing Underlying of 866.25 is greater than its Starting Underlying Level of 825, regardless of whether a Trigger Event has occurred, the investor receives total payments of $1,075 per $1,000 principal amount note over the term of the notes, consisting of interest payments of $75 per $1,000 principal amount note over the term of the notes and a payment at maturity of $1,000 per $1,000 principal amount note.  This represents the maximum total payment an investor may receive over the term of the notes.

Example 4: The notes have not been automatically called prior to maturity, a Trigger Event has not occurred and the level of the Lesser Performing Underlying decreases from the Starting Underlying Level of 825 to an Ending Underlying Level of 660.  Even though the Ending Underlying Level of the Lesser Performing Underlying of 660 is less than its Starting Underlying Level of 825, because the notes have not been automatically called prior to maturity and a Trigger Event has not occurred, the investor receives total payments of $1,075 per $1,000 principal amount note over the term of the notes, consisting of interest payments of $75 per $1,000 principal amount note over the term of the notes and a payment at maturity of $1,000 per $1,000 principal amount note.  This represents the maximum total payment an investor may receive over the term of the notes.

Example 5: The notes have not been automatically called prior to maturity, a Trigger Event has occurred and the level of the Lesser Performing Underlying decreases from the Starting Underlying Level of 825 to an Ending Underlying Level of 412.50.  Because the notes have not been automatically called prior to maturity, a Trigger Event has occurred and the Ending Underlying Level of the Lesser Performing Underlying of 412.50 is less than its Starting Underlying Level of 825, the investor receives total payments of $575 per $1,000 principal amount note over the term of the notes, consisting of interest payments of $75 per $1,000 principal amount note over the term of the notes and a payment at maturity of $500 per $1,000 principal amount note, calculated as follows:

[$1,000 + ($1,000 × -50%)] + $75 = $575

Example 6: The notes have not been automatically called prior to maturity, a Trigger Event has occurred and the level of the Lesser Performing Underlying decreases from the Starting Underlying Level of 825 to an Ending Underlying Level of 0.  Because the notes have not been automatically called prior to maturity, a Trigger Event has occurred and the Ending Underlying Level of the Lesser Performing Underlying of 0 is less than its Starting Underlying Level of 825, the investor receives total payments of $75 per $1,000 principal amount note over the term of the notes, consisting solely of interest payments of $75 per $1,000 principal amount note over the term of the notes, calculated as follows:

[$1,000 + ($1,000 × -100%)] + $75 = $75

The hypothetical returns and hypothetical payouts on the notes shown above do not reflect fees or expenses that would be associated with any sale in the secondary market.  If these fees and expenses were included, the hypothetical returns and hypothetical payouts shown above would likely be lower.

JPMorgan Structured Investments — Auto Callable Yield Notes Linked to the Lesser Performing of the iShares® MSCI Emerging Markets Index Fund and the Russell 2000® Index	TS-7